As filed with the Securities and Exchange Commission on June 1, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECHO GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5001120
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 725

Chicago, Illinois 60654

(Address of Principal Executive Offices)

Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees

(Full Title of the Plan)

Douglas R. Waggoner

Chief Executive Officer

Echo Global Logistics, Inc.

600 West Chicago Avenue

Suite 725

Chicago, Illinois 60654

(Name and Address of Agent for Service)

(800) 354-7993

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Steven J. Gavin, Esq.

Matthew F. Bergmann, Esq.

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, IL 60601

(312) 558-5600

(312) 558-5700 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	503,826	$32.40(2)	$16,323,962.40	$1,897

(1)

This Registration Statement is being filed with the Securities and Exchange Commission (the “SEC”) to register 503,826 shares of common stock which may be issued under the Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees.

(2)

Estimated, in accordance with Rule 457(c) and Rule 457(h)(1), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the average of the high and low prices reported on the Nasdaq Global Market on May 27, 2015, which is within five (5) business days prior to the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC, such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Echo Global Logistics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 26, 2015 (File No. 001-34470);

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 8, 2015 (File No. 001-34470);

(3)	the Registrant’s Current Reports on Form 8-K filed with the SEC on April 21, 2015, April 27, 2015, May 5, 2015 and June 1, 2015 (File No. 001-34470);

(4)	the Registrant’s Definitive Proxy Statement filed with the SEC on April 27, 2015 (File No. 001-34470); and

(5)

the description of the Registrant’s common stock, par value $0.0001 per share, contained in its Registration Statement on Form 8-A filed with the SEC on September 25, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K that the Registrant may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Delaware General Corporation Law

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s second amended and restated certificate of incorporation and amended and restated by-laws each provide for the indemnification of the Registrant’s directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

In addition, the Registrant has the power to indemnify any person who was or is a party or is threatened to be made a party to, or otherwise involved (including involvement as a witness) in, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•             for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•             for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•             for payments of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the DGCL; or

•             for any transaction from which the director derived an improper personal benefit.

The Registrant’s second amended and restated certificate of incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to the Registrant. This provision does not, however, eliminate a director’s fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Indemnification Agreements

The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL, as amended from time to time. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require the Registrant to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

Directors’ and Officers’ Liability Insurance

The Registrant maintains directors’ and officers’ liability insurance policies, which insure against liabilities that the Registrant’s directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

(a)         Exhibits.

Exhibit Number	Description

3.1

Form of Second Amended and Restated Certificate of Incorporation of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

3.2	Form of Amended and Restated By-Laws of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

3.3	Amendment to Amended and Restated By-Laws of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 17, 2015).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.2	Indenture, dated May 5, 2015, between the Registrant and U.S. Bank, National Association, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 5, 2015).

4.3

First Supplemental Indenture, dated May 5, 2015, between the Registrant and U.S. Bank, National Association, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 5, 2015).

5.1	Opinion of Winston & Strawn LLP (filed herewith).

10.1	Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees (filed herewith).

23.1	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP (filed herewith).

23.3	Consent of Crowe Horwath LLP (filed herewith).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

1.              The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Echo Global Logistics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of June, 2015.

ECHO GLOBAL LOGISTICS, INC.

By:	/s/ Douglas R. Waggoner
Douglas R. Waggoner
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints each of Douglas R. Waggoner and Kyle Sauers his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas R. Waggoner	Chief Executive Officer and Director	June 1, 2015
Douglas R. Waggoner	(Principal Executive Officer)

/s/ Kyle Sauers	Chief Financial Officer	June 1, 2015
Kyle Sauers	(Principal Financial and Accounting Officer)

/s/ Samuel K. Skinner	Chairman of the Board	June 1, 2015
Samuel K. Skinner

/s/ Bradley A. Keywell	Director	June 1, 2015
Bradley A. Keywell

/s/ Matthew W. Ferguson	Director	June 1, 2015
Matthew W. Ferguson

/s/ David Habiger	Director	June 1, 2015
David Habiger

/s/ Nelda J. Connors	Director	June 1, 2015
Nelda J. Connors

EXHIBIT INDEX

Exhibit Number	Description

3.1

Form of Second Amended and Restated Certificate of Incorporation of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

3.2	Form of Amended and Restated By-Laws of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

3.3	Amendment to Amended and Restated By-Laws of Echo Global Logistics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 17, 2015).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, file number 333-150514).

4.2	Indenture, dated May 5, 2015, between the Registrant and U.S. Bank, National Association, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 5, 2015).

4.3

First Supplemental Indenture, dated May 5, 2015, between the Registrant and U.S. Bank, National Association, as trustee (incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 5, 2015).

5.1	Opinion of Winston & Strawn LLP (filed herewith).

10.1	Echo Global Logistics, Inc. 2015 Inducement and Retention Stock Plan for Command Employees (filed herewith).

23.1	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of Ernst & Young LLP (filed herewith).

23.3	Consent of Crowe Horwath LLP (filed herewith).

24.1	Power of Attorney (included on the signature page of this Registration Statement).